                                                                    Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                   MOSLER INC
                                 ("Purchaser"),

                     DE LA RUE SYSTEMS AMERICAS CORPORATION
                                  (a "Seller")

                                       AND

                           DE LA RUE CASH SYSTEMS INC
                                  (a "Seller")



                         Dated as of September 30, 1998

                                TABLE OF CONTENTS

ARTICLE 1          DEFINITIONS...........................................................................1
         1.1       Certain Definitions...................................................................1

ARTICLE 2          PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES..................................7
         2.1       Acquired Assets.......................................................................7
         2.2       Assignment of Contracts, Leases and Other Assets......................................8
         2.3       Excluded Assets.......................................................................9
         2.4       Assumed Obligations...................................................................9
         2.5       Excluded Liabilities.................................................................10
         2.6       Procedures for Acquired Assets Not Transferable......................................10

ARTICLE 3          PURCHASE PRICE AND PAYMENT...........................................................11
         3.1       Payment of Purchase Price............................................................11
         3.2       Allocation of Purchase Price.........................................................11
         3.3       Determination of Closing Date Adjusted Net Working Capital...........................12

ARTICLE 4          REPRESENTATIONS AND WARRANTIES OF SELLERS............................................14
         4.1       Due Incorporation, etc...............................................................14
         4.2       Due Authorization and Enforceability.................................................14
         4.3       No Conflicts, etc....................................................................14
         4.4       Permits..............................................................................15
         4.5       Financial Statements.................................................................15
         4.6       No Undisclosed Liabilities...........................................................15
         4.7       Changes Since Balance Sheet Date.....................................................15
         4.8       Owned Real Property and Real Property Leases.........................................16
         4.9       Title to Personal Property, etc......................................................17
         4.10      Condition of Acquired Assets.........................................................17
         4.11      Intellectual Property................................................................18
         4.12      Material Contracts; Assignment Provisions............................................19
         4.13      Compliance...........................................................................20
         4.14      Material Litigation..................................................................20
         4.15      Insurance............................................................................20
         4.16      Taxes................................................................................20
         4.17      Governmental Consents................................................................21
         4.18      Sellers' Benefit Plans...............................................................21
         4.19      Environmental, Health, and Safety Matters............................................22
         4.20      Sufficiency of Acquired Assets.......................................................23
         4.21      Affiliate Matters....................................................................23

         4.22      Qualifications with Respect to Sellers' Representations and Warranties...............23

ARTICLES 5         REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................................23
         5.1       Due Incorporation, etc...............................................................23
         5.2       Due Authorization and Enforceability.................................................23
         5.3       No Violation.........................................................................24
         5.4       Purchaser Consents...................................................................24

ARTICLE 6          EMPLOYEES, ETC.......................................................................24
         6.1       Employees and Severance..............................................................24
         6.2       Purchaser Benefit Plans..............................................................26
         6.3       Assumption of Certain Filing Requirements............................................26

ARTICLE 7          CLOSING AND CERTAIN POST-CLOSING MATTERS.............................................27
         7.1       Closing..............................................................................27
         7.2       Deliveries at Closing................................................................27
         7.3       Records and Personnel................................................................27
         7.4       Further Assurances by Purchaser and Sellers..........................................27
         7.5       Transfer Taxes.......................................................................28
         7.6       Signage, Etc.........................................................................28

ARTICLE 8          SURVIVAL AND INDEMNIFICATION.........................................................28
         8.1       Survival of Representations and Warranties...........................................28
         8.2       Indemnification by Sellers...........................................................29
         8.3       Indemnification by Purchaser.........................................................29
         8.4       Effect of Indemnification............................................................30
         8.5       Limitations on Indemnity Obligation..................................................30
         8.6       Indemnification Procedures; Exclusive Remedy.........................................31

ARTICLE 9          COVENANT NOT TO COMPETE; NONSOLICITATION.............................................33
         9.1       Covenant in Favor of Sellers.........................................................33
         9.2       Covenant in Favor of Purchaser.......................................................33
         9.3       Savings; Equitable Relief............................................................33
         9.4       Nonsolicitation......................................................................34

ARTICLE 10         CONFIDENTIALITY......................................................................34
         10.1      Nondisclosure........................................................................34
         10.2      Excluded Information.................................................................34
         10.3      Procedure for Required Disclosure....................................................35
         10.4      Nonwaiver of Privilege...............................................................35
         10.5      Remedies.............................................................................35
         10.6      Term.................................................................................35

ARTICLE 11         MISCELLANEOUS........................................................................35
         11.1      Expenses.............................................................................35
         11.2      Amendment............................................................................36
         11.3      Brokers..............................................................................36
         11.4      Notices..............................................................................36
         11.5      Bulk Sales Laws......................................................................37
         11.6      Waivers..............................................................................37
         11.7      Counterparts.........................................................................37
         11.8      Headings.............................................................................37
         11.9      Applicable Law; Etc..................................................................38
         11.10     Assignment...........................................................................38
         11.11     No Third Party Beneficiaries.........................................................38
         11.12     Payment Terms for Intercompany Accounts..............................................39
         11.13     Entire Understanding.................................................................39

                                    SCHEDULES

Schedule          1.1 (a)      Specified Persons re Knowledge
Schedule          1.1 (b)      Example of Y2K Letter
Schedule          2.1 (a)      Owned Equipment
Schedule          2.1 (c)      Owned Real Property
Schedule          2.1 (e)      Intellectual Property
Schedule          2.2 (a)      Real Property Leases
Schedule          2.2 (b)      Vehicle Leases
Schedule          2.2 (d)      Permits
Schedule          2.3          Excluded Assets
Schedule          4.3          Conflicts
Schedule          4.5          Audited Financial Statements
Schedule          4.7          Changes Since Balance Sheet Date
Schedule          4.8 (a)      Owned Real Property
Schedule          4.8 (b)      Real Property Leases; Exceptions
Schedule          4.10         Condition of Acquired Assets
Schedule          4.11         Intellectual Property; Exceptions
Schedule          4.12         Material Contracts; Assignment Provisions
Schedule          4.13         Compliance
Schedule          4.14         Material Litigation
Schedule          4.15         Insurance
Schedule          4.16         Taxes; Exceptions
Schedule          4.17         Required Governmental Consents
Schedule          4.18         Sellers' Benefit Plans
Schedule          4.19         Environmental, Etc.; Exceptions
Schedule          5.4          Consents Required for Purchaser
Schedule          6.1 (c)      Employment Agreements
Schedule          6.1 (f)      Salary and Service Information
Schedule          7.2          Closing Consents
Schedule          9.4 (a)      Sellers' Non-Hire List
Schedule          9.4 (b)      Purchaser's Non-Hire List

           THIS AGREEMENT IS MADE as of September 30,1998 by and among Mosler Inc., a Delaware corporation ("Purchaser"), De La Rue Systems Americas Corporation, a Massachusetts corporation ("De La Rue Systems Americas") and De La Rue Cash Systems Inc., a Delaware corporation ("De La Rue Cash Systems") (each of De La Rue Systems Americas and De La Rue Cash Systems, a "Seller" and collectively, "Sellers").

           In consideration of the mutual covenants, agreements and warranties herein contained, it is agreed that Purchaser shall acquire from Sellers all of the Acquired Assets (defined herein) and assume the Assumed Obligations (defined herein) all upon the terms and subject to the limitations hereinafter set forth.


                                    ARTICLE 1
                                   DEFINITIONS

           1.1 CERTAIN DEFINITIONS. The following terms shall have the following meanings:

           "Accounts Receivable" shall mean the meaning set forth in SECTION 2.1
(f) (Accounts Receivable).

           "Accounts Receivable Reserves" shall mean the bad debt and credit memo reserves shown on the Closing Balance Sheet.

           "Acquired Assets" shall have the meaning set forth in SECTION 2.1 (Acquired Assets).

           "Action" shall mean any action, claim, proceedings, dispute, audit, investigation, arbitration, suit or hearing.

           "Additional Agreements" shall mean:

           (a) the following, each dated the Closing Date and executed by Sellers and Purchaser: (i) License Agreement with respect to the Rolled Coin Dispenser Technology; (ii) Transitional Services Agreement; (iii) Assignment and Assumption Agreement regarding Vehicle Leases, Customer Contracts and Selected Contracts; and (iv) Assignment and Assumption Agreement regarding Real Property Leases.

           (b) the following, each dated the Closing Date and each executed by
Sellers: (i) Bill of Sale; (ii) Trademarks Assignment; and (iii) Patents Assignment.

           "Adjusted Net Working Capital" shall mean (i) current assets of the Business, including inventories and accounts receivable (intercompany and other), but excluding cash, less (ii) current liabilities of the Business, including accounts payable (intercompany and other) and customer deposits, but excluding (A) liability for deferred service revenue, (B) reserves for workers' compensation and automobile insurance claims, (C) reserves for Sellers' defined contribution plans (both current and long-term), (D) reserves for Pennsylvania sales tax audit, (E) liability to Mylo Schultz (former employee) and (F) reserves for transaction or like expenses incurred or accrued in connection with the transaction contemplated by this Agreement.

           "Affiliate" of any Person shall mean any Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such first Person.

           "Agreement" shall mean this Asset Purchase Agreement, including all Schedules, as it may be amended from time to time in accordance with its terms.

           "Assumed Obligations" shall have the meaning set forth in SECTION 2.4 (Assumed Obligations).

           "Audited Financial Statements" shall mean the March 31 Balance Sheet and the Income Statement, including the notes thereto, as audited by PW.

           "Balance Sheet Date" shall mean March 31, 1998.

           "Bulk Sales Laws" shall mean the laws of any jurisdiction relating to bulk sales which are applicable to the sale of the Acquired Assets by Sellers hereunder.

           "Business" shall mean all United States business and operations of Sellers and (if any) their Affiliates relating to the financial security equipment and service industry, including: (a) physical security business and operations, including the supply and servicing of vault panels and doors, safe deposit boxes, depositories, lockers and teller pedestals, and the LeFebure Financial Change Station, LeFebure Financial Receiving Station and Commercial Manager products; (b) motor banking and ATM business and operations, including the supply and servicing of pneumatic systems, drive up windows and intercoms, ATM machines and the Tel-Air 10, Tel-Air 20 and Tel-Air 45 products; (c) electronic security business and operations, including the supply and servicing of alarm systems, central monitoring stations, closed circuit television systems, access control systems and the LEFCOM Financial Alarm System product;
(d) financial furniture business and operations, including the supply and servicing of modular counters, partitions, railings, gates, rope systems and lobby accessories; and (e) all other business and operations relating to installation, maintenance and repair of any of the foregoing; but excluding from the foregoing the Retained Business.

           "Closing" shall mean the consummation of the transactions contemplated herein in accordance with ARTICLE 7 (Closing and Post-Closing Matters).

           "Closing Balance Sheet" shall have the meaning set forth in SECTION
3.3 (Determination of Closing Date Adjusted Net Working Capital).

           "Closing Date" shall mean September 30, 1998.

           "Closing Date Adjusted Net Working Capital" shall mean the Adjusted Net Working Capital of the Business as of the Closing Date, as adjusted pursuant to SECTION 3.3(c) and (d).

           "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

           "Comparable Position" shall have the meaning set forth in SECTION 6.1(d) (Comparable Position).

           "Continuing Employees" shall have the meaning set forth in SECTION 6.1(a) (Continuing Employees).

           "Customer Contracts" shall have the meaning set forth in SECTION 2.2(c) (Customer Contracts).

           "D&T" shall mean the accounting firm of Deloitte & Touche, LLP.

           "Employee Pension Benefit Plan" shall have the meaning set forth in ERISA (section)3(2).

           "Employee Welfare Benefit Plan" shall have the meaning set forth in ERISA (section)3(l).

           "Environmental, Health, and Safety Requirements" shall mean all Laws concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyl, noise or radiation, each as amended.

           "Equipment" shall have the meaning set forth in SECTION 2.1(a) (Equipment).

           "E&Y" shall mean the accounting firm of Ernest & Young LLP.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

           "Excluded Liabilities" shall have the meaning set forth in SECTION
2.5 (Excluded Liabilities).

           "GAAP" shall mean United States generally accepted accounting principles, as in effect at the time of the relevant determination.

           "Governmental Authority" shall mean the government of the United States or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of such government

           "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

           "including" shall mean "including, without limitation."

           "Income Statement" shall mean the Special Purpose Statement of Operations and Changes in Divisional Equity of the Business for the fiscal year ended March 31, 1998, that is part of the Audited Financial Statements.

           "Indemnified Party" shall have the meaning set forth in SECTION 8.6 (Indemnification Procedures).

           "Indemnifying Party," shall have the meaning set forth in SECTION 8.6 (Indemnification Procedures).

           "Information" shall have the meaning set forth in SECTION 10.1 (Nondisclosure).

           "Intellectual Property" shall have the meaning set forth in SECTION 2.1(e) Intellectual Property).

           "knowledge" or "Knowledge" of Sellers shall mean the actual knowledge after reasonable inquiry of the persons listed on SCHEDULE 11(a).

           "Law" shall mean any law, statute, rule, regulation, principle of common law, order or ordinance applicable to either Seller, or the Acquired Assets or the Business.

           "Liability" shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or otherwise, including those arising under any Law and those arising under any contract, agreement, arrangement, commitment or undertaking.

           "Lien" shall mean any mortgage, deed of trust, pledge, security interest, title retention agreement, lien, charge, option, adverse claim, title defect or encumbrance of any kind.

           "Losses" shall mean all liabilities, losses, costs, damages, penalties, obligations, fines, royalties, deficiencies, taxes or expenses (including reasonable attorneys' fees and expenses and costs of investigation in any Action, including an Action for the enforcement of any rights contained herein).

           "March 31 Balance Sheet" shall mean the Special Purpose Statement of Assets, Liabilities and Divisional Equity of the Business as of March 31, 1998, that is part of the Audited Financial Statements.

           "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Business.

           "Material Contracts" shall have the meaning set forth in SECTION 4.12 (Material Contracts; Assignment Provisions)

           "M&P" shall mean the accounting firm of McGladrey & Pullen LLP.

           "Multiemployer Plan" shall have the meaning set forth in ERISA (section)3(37).

           "NationsBank" shall mean NationsBanc Services, Inc. and any or all of its Affiliates.

           "NationsBank Agreement" shall mean any agreement between NationsBank and either Seller relating to the Business.

           "Owned Real Property" shall have the meaning set forth in SECTION 2.1(d) (Owned Real Property).

           "PBGC" shall mean the Pension Benefit Guaranty Corporation.

           "Permits" shall have the meaning set forth in SECTION 2.2(e)
(Permits).

           "Person" shall mean any natural person, firm, partnership, association, corporation, limited liability company. trust, public body or government.

           "Prohibited Transaction" shall have the meaning set forth in ERISA (section)406 and Code (section)4975.

           "Purchase Price" shall have the meaning set forth in SECTION 3.1 (Payment of Purchase Price).

           "Purchaser's Plans" shall have the meaning set forth in SECTION 6.2 (Purchaser Benefit Plans).

           "PW" shall mean the accounting firm of PricewaterhouseCoopers.

           "Real Property Leases" shall have the meaning set forth in SECTION 2.2(a) (Real Property Leases).

           "Records" shall have the meaning set forth in SECTION 2.1(d)
(Records)

           "Representatives" shall have the meaning set forth in SECTION 10.1 (Nondisclosure).

           "Retained Business" shall mean all business conducted by Sellers' cash handling supply business and service division, including the supply and servicing of the following types of cash handling and related products: coin and currency sorting, counting, dispensing and wrapping machines.

           "Rolled Coin Dispenser Technology" shall have the meaning set forth in SECTION 2.3 (Excluded Assets).

           "Selected Contracts" shall have the meaning set forth in SECTION 2.2(e) (Selected Contracts).

           "Sellers' Benefit Plans" shall mean all (a) pension, retirement, profit-sharing, employee stock ownership, deferred compensation, stock bonus or other similar plans or arrangements, (b) medical, vision, dental or other health plans or arrangements, (c) life insurance plans, agreements or arrangements, (d) stock option, stock appreciation or other equity-related plans, agreements or arrangements, (e) employment, severance, termination, retention, change of control, performance or other employee or retiree benefit or compensation plans, agreements or arrangements, or (f) other employee benefit plans, including any "employee benefit plan" as defined in Section 3(3) of ERISA, to which either Seller or any entity which is (or at the relevant time was) a member of a "controlled group of corporations" with or under "common control" with either Seller as defined in Section 414(b) or (c) of the Code (an "ERISA Affiliate"), is required to contribute, or which either Seller or any ERISA Affiliate sponsors for the benefit of any of Sellers' employees or former employees related to or associated with the Business prior to the Closing Date.

           "Severance Benefits" shall have the meaning set forth in SECTION 6.1(c) (Severance Benefits).

           "Tax" shall mean any federal, state, local or foreign tax of any nature whatsoever, including any assessment or other governmental charge, including any interest, penalty or addition thereto.

           "Uncollected Accounts" shall mean any Accounts Receivable that, after all commercially reasonable collection efforts by Purchaser (which shall not include the use of a collection agency or the commencement of legal action), remain uncollected on the date that is one hundred and twenty (120) calendar days after the Closing Date.

           "Vehicle Leases" shall have the meaning set forth in SECTION 2.2(b) (Vehicle Leases).

           "Working Capital Payment" shall have the meaning set forth in
SECTION 3.1 (Payment of Purchase Price).

           "Y2K Letter" shall mean a letter, sent to customers of the Business and signed by an officer of a Seller, relating to remedies with respect to any "Year 2000" noncompliance of specified products of the Business (an example of one such Y2K Letter is attached hereto as SCHEDULE 1.1(b)).

                                    ARTICLE 2
              PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

           2.1 ACQUIRED ASSETS. Subject to the terms and limitations set forth in this Agreement, at the Closing Sellers shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, all of the assets (wherever located) relating to, held for use in connection with or used in the operation of, the Business, as they shall exist on the Closing Date, except for those assets specifically excluded in
SECTION 2.3 (Excluded Assets). All such assets are referred to collectively herein as the "Acquired Assets." Without limiting the generality of the foregoing, the Acquired Assets shall include the following, in each case to the extent they relate to, are held in connection with, or are used in the operation of, the Business:

           (a) OWNED EQUIPMENT. Machinery, equipment, installations, furniture, furnishings, tools, spare parts, supplies, maintenance equipment and supplies, materials and other items of personal property of every kind and description (other than the personal property described IN SECTION 2.1(b) (Inventories)), including those listed on SCHEDULE 2.1(a) (the "Equipment");

           (b) INVENTORIES. Inventories, including all raw materials, work in process and finished goods inventories, and other items on hand, wherever located;

           (c) OWNED REAL PROPERTY. Real property, including all buildings, facilities, installations, fixtures and other improvements located thereon (other than those assets described in SECTION 2.1(a) (Equipment)), including all real property listed on SCHEDULE 2.1(c) (the "Owned Real Property");

           (d) RECORDS. Records of Sellers to the extent relating to the Acquired Assets, the Business, or Continuing Employees, including books, manuals (in any form or medium), advertising matter, catalogues, price lists, customer lists, correspondence, mailing lists, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, manufacturing and quality control records and procedures, blueprints, research and development files, media materials, accounting records, sales order files, environmental studies, reports, summaries, records, data and laboratory books, and the salary history, since March 31, 1996, of each person employed by either Seller in connection with the Business as of the Closing Date, including in each case any records that are in electronic form; BUT EXCLUDING Sellers' corporate minute books, personnel records (other than the salary history specified above), tax records or stock records (all of the foregoing, collectively, the "Records"); PROVIDED, HOWEVER, that the salary history specified above may be provided after the Closing but no later than October 16, 1998 (current salary information is included in Schedule 6.1(f)); and PROVIDED, FURTHER, that Sellers shall, during normal business hours, upon reasonable prior notice and without unreasonable interference with normal business operations, retain and make available to Purchaser (i) personnel records that relate to Continuing Employees to the extent that such employee consents thereto and (ii) Sellers' tax records.

           (e) INTELLECTUAL PROPERTY. Patents, patent applications, patent licenses, trade names, trademarks, trade name and trademark registrations (and applications therefor), copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, software, know-how and formulae, including those items listed on SCHEDULE 2.1(e), but excluding the Rolled Coin Dispenser Technology (the "Intellectual Property");

           (f) ACCOUNTS RECEIVABLE. Subject to SECTION 3.4 (Option To Return Uncollected Accounts), accounts receivable, trade receivables, notes receivable and other receivables arising out of the operation of the Business, including any security held for payment thereof and any reserve relating thereto (the "Accounts Receivable"); and

           (g) INTANGIBLES. Other intangible assets, including all causes of action, lawsuits, judgments, guarantees, warranties (express or implied), indemnities, prepaid expenses and similar rights in favor of Sellers, but excluding any such rights to the extent relating to Excluded Assets or Excluded Liabilities.

           2.2 ASSIGNMENT OF CONTRACTS, LEASES AND OTHER ASSETS. Subject to the terms and limitations set forth in this Agreement, at the Closing Sellers will assign and transfer to Purchaser all of Sellers' or (if any) their Affiliates' right, title and interest in and to, items in the following categories relating to, held for use in connection with, or used in the operation of, the Business, and Purchaser will take assignment of, such items, as they shall exist on the Closing Date (and all such items shall be deemed included in the term "Acquired Assets"):

           (a)  REAL PROPERTY LEASES.  The leases of real property listed on
SCHEDULE 2.2(a) (the "Real Property Leases");

           (b) VEHICLE LEASES. Leases of vehicles listed on SCHEDULE 2.2(b) (the "Vehicle Leases"),

           (c) CUSTOMER CONTRACTS. Purchase orders, contracts and agreements with customers relating to the sale by Sellers of goods and services relating to the Business, but not including (i) the Nationsbank Agreement or (ii) any Y2K Letter ("Customer Contracts"); PROVIDED, HOWEVER, that Sellers will assign only the rights and obligations under such Customer Contracts relating to the Business, and will retain all rights and obligations thereunder to the extent relating to the Retained Business;

           (d) PERMITS. To the extent transferable, the licenses, permits, certificates, including environmental health and safety permits, variances, consents, applications, approvals or other authorizations of any Governmental Authority listed on SCHEDULE 2.2(d) (the "Permits"); and

           (e) SELECTED CONTRACTS. The contracts set forth on SCHEDULE 4.12(g) (the "Selected Contracts") PROVIDED, however, that Sellers will assign only the rights and obligations under such Selected Contracts relating to the Business, and will retain all rights and obligations thereunder to the extent relating to the Retained Business.

           2.3 EXCLUDED ASSETS. The assets of Sellers relating to, held for use in connection with, or used in the operation of, the Business and set forth on
SCHEDULE 2.3 shall be retained by Sellers and are not being sold or assigned to Purchaser hereunder. Notwithstanding the foregoing, Purchaser shall have a license, pursuant to the License Agreement, for the use of Sellers' rights underlying the patent applied for with respect to the rolled coin dispenser mechanism (U.S. Patent Application No. 08/897,779 (the "Rolled Coin Dispenser Technology").

           2.4 ASSUMED OBLIGATIONS. At the Closing, Purchaser shall assume, and agree to pay, perform, fulfill and discharge only:

           (a) trade accounts payable, whether constituting current or long-term obligations, to the extent set forth on the Closing Balance Sheet;

           (b) Current liabilities, including accounts payable (intercompany and other) and customer deposits, but excluding (i) current portions of long-term obligations, (ii) reserves for workers' compensation and automobile insurance claims, (iii) reserves for Sellers' defined contribution plans (both current and long-term), (iv) reserves for Pennsylvania sales tax audit, (v) liability to Mylo Schultz (former employee), and (vi) reserves for transaction or like expenses incurred or accrued in connection with the transaction contemplated by this Agreement; in each case (x) to the extent set forth on the Closing Balance Sheet, or
      (y) to the extent (A) incurred in the ordinary course of business, (B) not required, under the accounting principles, methods and policies provided for in SECTION 3.3(a), to be reflected in the Closing Balance Sheet and
      (C) immaterial in amount;

           (c) Liabilities for deferred service revenue, whether constituting current or long-term obligations, arising under Customer Contracts to the extent set forth on the Closing Balance Sheet;

           (d) Liabilities arising by virtue of or after the Closing under Real Property Leases, Customer Contracts, Vehicle Leases and Selected Contracts (but excluding any liability for a pre-closing breach of any such contract or lease); and

           (e) Liabilities specifically allocated to the Purchaser in ARTICLE 6 (Employees, Etc.) or the Transitional Services Agreement,

which are hereinafter referred to as the "Assumed Obligations." Purchaser shall pay, perform and discharge the Assumed Obligations; PROVIDED, that, subject to
SECTION 8.3(c), Purchaser shall not be required to pay, perform and discharge any Assumed Obligations so long as it shall in good faith contest or cause to be contested the amount or validity thereof.

           2.5 EXCLUDED LIABILITIES. Except as specifically set forth in SECTION
2.4 (Assumed Obligations), Purchaser shall not assume, or be deemed to have assumed, any Liability of Sellers or any Affiliate of any Seller, whether actual or contingent, known or unknown (the "Excluded Liabilities").

           2.6  PROCEDURES FOR ACQUIRED ASSETS NOT TRANSFERABLE

           (a) Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Acquired Asset or any claim, right or benefit arising thereunder if any attempted assignment without the consent of a third party would constitute a breach of any instrument, contract, lease or other agreement or arrangement, or a violation of Law, with respect to any such Acquired Asset or claim, right or benefit.

           (b) Sellers shall use all commercially reasonable efforts to obtain consents requested by Purchaser prior to the Closing Date or, if it is not practicable (taking into account the termination provisions of any Acquired Assets that are instruments, contracts, leases or agreements), to obtain any such consent before the Closing Date, as promptly thereafter as is practicable. It is understood that Sellers shall not be obligated to make any payments in connection with obtaining any such consent.

           (c) Sellers will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of Sellers in the benefits under any such instrument, contract, lease or other agreement or arrangement.

                                    ARTICLE 3
                           PURCHASE PRICE AND PAYMENT

           3.1 PAYMENT OF PURCHASE PRICE. Purchaser shall pay to Sellers the "Purchase Price," defined as follows:

                (a) At the Closing, Purchaser shall pay to Sellers $34,000,000 by wire transfer, in immediately available funds, to a bank account of Sellers designated in writing to Purchaser at least three (3) calendar days prior to the Closing Date; and

                (b) Within fourteen (14) calendar days after the Closing Date Adjusted Net Working Capital is finally determined in accordance with the audit and other procedures referred to in SECTION 3.3 (Determination of Adjusted Net Working Capital), Purchaser shall pay to Sellers, or Sellers shall pay to Purchaser, as applicable, the Working Capital Payment. The "Working Capital Payment" shall mean:

                      (i) if the Closing Date Adjusted Net Working Capital is more than $19.4 million, a payment equal to the difference (less a $250,000 "deductible") between the Closing Date Adjusted Net Working Capital and $19.4 million, from Purchaser to Sellers, but in no event shall such payment exceed $3.45 million; or

                      (ii) if the Closing Date Adjusted Net Working Capital is less than $19.4 million, a payment equal to the difference (less a $250,000 "deductible") between the Closing Date Adjusted Net Working Capital and $19.4 million, from Sellers to Purchaser.

                (c) Subject to SECTION 3.4 (Option to Return Uncollected Accounts), if Purchaser exercises the option to assign to Sellers the Uncollected Accounts as described in such section, Sellers will pay to Purchaser an amount equal to the book value of the Uncollected Accounts as of the Closing Date; and

                (d) All payments made pursuant to SECTIONS 3.1(b) AND 3.1(c) shall be by wire transfer in immediately available funds.

           3.2 ALLOCATION OF PURCHASE PRICE. The parties hereto agree to (i) allocate the Purchase Price in a manner determined by Purchaser and consented to by Sellers (such consent not to be unreasonably withheld), (ii) prepare and file all statements or other information required to be furnished to any tax authority pursuant to Section 1060 of the Code and Treasury regulations or other applicable tax law in a manner consistent with such allocations and (iii) prepare all tax returns required to be filed by them in a manner consistent with such allocations, and not take any position contrary to such allocations.

           3.3  DETERMINATION OF CLOSING DATE ADJUSTED NET WORKING CAPITAL.

           (a) As soon as practicable, but in any event within forty-five (45) days following the Closing Date, Sellers shall cause M&P to deliver to Purchaser
(i) a balance sheet of the Business as of September 30, 1998 (such balance sheet, as it may be adjusted pursuant to Section 3.3(b) hereof, the "Closing Balance Sheet"), (ii) a calculation of the Adjusted Net Working Capital as of the Closing Date, which amount shall be derived exclusively from the Closing Balance Sheet and (iii) a compilation report of M&P, prepared on a basis consistent with their compilation report on the March 31 Balance Sheet, on such Closing Balance Sheet. The Closing Balance Sheet shall be prepared on a basis consistent with the accounting principles, methods and policies used in the preparation of the March 31 Balance Sheet. As part of its preparation of the Closing Balance Sheet, Sellers shall conduct a physical inventory, at sites selected by D&T, which inventory shall be observed by D&T and may also be observed by Purchaser at its own option and expense.

           (b) Purchaser will have the right to review with its independent public accountants, D&T, the information used in the preparation of the Closing Balance Sheet and Sellers' calculation of the Closing Date Adjusted Net Working Capital, including M&P's non-proprietary work papers, and to discuss such information and the preparation of the compilation report thereon with the personnel of Sellers and M&P responsible therefor. In this regard, Purchaser shall have the right (but not the obligation) to cause D&T to perform an audit of the Closing Balance Sheet, in which case Sellers shall cooperate in all material respects with D&T's performance of such audit. Sellers' accountants (M&P, PW or any other firm retained by Sellers for this purpose) will have full access, at Sellers' expense, to such audit. Based on such audit and/or its other review of the Closing Balance Sheet and Sellers' calculation of the Closing Adjusted Net Working Capital, (i) Purchaser may dispute any item or amount on the Closing Balance Sheet that is encompassed by the definition of "Adjusted Net Working Capital," but only on the basis that such Closing Balance Sheet was not prepared in accordance with the applicable principles, methods and policies referred to in SECTION 3.3(a) above, and (ii) Purchaser may dispute Sellers' calculation of the Closing Date Adjusted Net Working Capital, but only on the basis that such calculation is not derived from the Closing Balance Sheet or otherwise not made in accordance with the applicable definition thereof contained in this Agreement. In any event, Purchaser shall notify Sellers in writing of any such disputed item, and specify the amount thereof in dispute, within forty-five (45) days following Purchaser's receipt of Sellers' calculation of the Closing Date Adjusted Net Working Capital and the Closing Date Balance Sheet.

           (c) In addition to the review contemplated by SECTION 3.3(b) hereof, Purchaser shall cause D&T to examine the books and records of the Business for the period of time between September 30, 1998 and October 9, 1998, to confirm that all cash generated by the Business during such period was used to pay obligations of the Business that would otherwise have become Assumed Obligations hereunder. To the extent that D&T determines that cash generated by the Business after September 30, 1998 was used for a purpose other than that set forth in this SECTION 3.3(c), and subject to the dispute resolution procedure provided for in SECTION 3.3(d) below, the amount defined herein as the "Closing Date Adjusted Net Working Capital" shall be deemed to be decreased, on a dollar-for-dollar basis, by the amount of cash so used.

           (d) If Purchaser and Sellers are unable to reach a resolution within twenty (20) business days after Purchaser's written notice of dispute to Sellers, Purchaser and Sellers shall submit the items in dispute (which items may include the amount, if any, which D&T determines is deductible from the calculation of the Closing Date Adjusted Net Working Capital in accordance with
SECTION 3.3(c) hereof) for resolution to E&Y which shall, within twenty (20) days after submission, determine all disputed items in accordance with the applicable provisions contained in this Agreement and report to the parties which report shall be final, binding and conclusive on the parties hereto. The fees and disbursements of E&Y shall be allocated equally between Purchaser, on the one hand, and Sellers, on the other hand.

           3.4 OPTION TO RETURN UNCOLLECTED ACCOUNTS. (a) Purchaser shall have the option, exercisable in its sole discretion, to assign back to Sellers any or all Uncollected Accounts on a date that is at least one hundred and twenty
(120), to and no more than one hundred and fifty (150), calendar days after the Closing Date; PROVIDED, HOWEVER, that any Uncollected Accounts that Purchaser elects to assign back to Sellers must be first charged to the Accounts Receivable Reserves, and no part of such Accounts Receivable Reserves can be taken into income by Purchaser until all transferred Accounts Receivable are either collected or written off (except any Uncollected Accounts arising out of the NationsBank Agreement, which shall not be subject to any such charge-off). Upon such assignment back of the Uncollected Accounts, Sellers shall be entitled to use all customary and reasonable actions to collect the Uncollected Accounts. Notwithstanding any such subsequent assignment of the Uncollected Accounts back to Sellers, Purchaser shall retain liability for, and shall perform, the warranty work and other deferred service required in connection therewith and in addition shall retain the reserves for such warranty work and deferred service.

           (b)  Subject to the Transitional Services Agreement:

                (i) Sellers hereby (x) authorize Purchaser to open any and all mail addressed to either Seller (if delivered to the Purchaser) if received on or after the Closing Date, and (y) grant to Purchaser a power of attorney to endorse and cash any checks or instruments made payable or endorsed to either Sellers or their respective order and received by the Purchaser, in the case of both clause (x) and clause (y), to the extent relating to the Accounts Receivable of the Business; PROVIDED, HOWEVER that such authority and grant shall terminate as of the date of any such assignment back with respect to this SECTION 3.4; and

                (ii) each Seller agrees to forward promptly, and to cause any Affiliate (if applicable) to forward promptly, to Purchaser any monies, checks or instruments received by such Seller after the Closing Date (but before any assignment back to Sellers) with respect to all Accounts Receivable, including the Uncollected Accounts.


                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

           Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

           4.1 DUE INCORPORATION, ETC. De La Rue Systems Americas is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Massachusetts. De La Rue Cash Systems is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Seller has corporate power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted by such Seller. Each Seller is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary to conduct the Business, except as set forth on SCHEDULE 4.1 or where any failure or failures to be so qualified could not reasonably be expected to have a Material Adverse Effect.

           4.2 DUE AUTHORIZATION AND ENFORCEABILITY. Each Seller has full corporate power and authority to enter into this Agreement and the Additional Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been, and the Additional Agreements to which such Seller is a party will be, on the Closing Date, duly authorized, executed and delivered by such Seller, and constitute the valid and binding obligations of such Seller, enforceable in accordance with their terms.

           4.3 NO CONFLICTS, ETC. Except as set forth on SCHEDULE 4.3, the execution, delivery and performance of this Agreement and the Additional Agreements by each Seller, and the consummation by such Seller of the transactions contemplated hereby and thereby, do not and will not (assuming compliance with the applicable requirements of the HSR Act) conflict with, contravene, result in a violation or breach of or default under (with or without giving of notice or the lapse of time or both), create in any other Person a right or claim of termination or amendment, or require modification, acceleration or cancellation of, or result in the creation of a Lien upon any of the Acquired Assets under (a) any Law, (b) any provision of any of the organizational documents of either Seller, (c) any contract or like arrangement or agreement to which either of Seller is a party or by which the Acquired Assets or the Business may be bound, (d) any of Sellers' Benefits Plans, or (e) any decree or judgment of any Governmental Authority binding on either Seller or the Business, except, in the case of clauses (a) and (c), for violations and defaults that, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

           4.4 PERMITS. Sellers hold all of the Permits listed on SCHEDULE 2.2(d). Schedule 2.2 (d) describes the expiration or renewal date of certain such Permits, and neither Seller has received notice that any Permits have expired or been terminated or that either Seller has violated any Permit, except with respect to expirations, terminations or violations which could not reasonably be expected to have a Material Adverse Effect.

           4.5 FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 4.5 is a complete and correct copy of the Audited Financial Statements and the audit report of PW thereon. The Audited Financial Statements have been derived from the accounting books and records of Sellers, and audited in accordance with the procedures described in Note I thereto. The March 31 Balance Sheet presents fairly, in all material respects, the assets, liabilities and divisional equity of the Business as at the date thereof, and the Income Statement presents fairly, in all material respects, the results of operations and changes in divisional equity of the Business for the period indicated, on the basis of the accounting described in Note 1 thereto.

           4.6 NO UNDISCLOSED LIABILITIES. Except for the Excluded Liabilities, Sellers do not have any Liabilities related to the Business except (a) Liabilities that are adequately reflected or fully reserved against, on the face of (and not merely in the notes to) the March 31 Balance Sheet, (b) Liabilities arising out of the Business in the ordinary course of business before the Balance Sheet Date that are not required, under the accounting practices applicable to the March 31 Balance Sheet, to be reflected on the March 31 Balance Sheet, (c) Liabilities arising out of the Business in the ordinary course of business and consistent with past practice after the Balance Sheet Date, (d) Liabilities of the Business (including those under Material Contracts) disclosed in the Schedules hereto, (e) scheduled and recurring Liabilities of the Business arising under contracts or other agreements entered into in the ordinary course of business consistent with past practice and that are not Material Contracts, and (f) Liabilities that are adequately reflected or fully reserved against on the Closing Balance Sheet.

           4.7 CHANGES SINCE BALANCE SHEET DATE. Except as set forth on SCHEDULE 4.7, since the Balance Sheet Date there has not been and there has not occurred or come to exist, any Material Adverse Effect or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth in SCHEDULE 4.7, since the Balance Sheet Date Sellers have conducted the Business only in the ordinary course and there has not been, on behalf of, in connection with or relating to the Business or the Acquired Assets: any (i) mortgage or pledge of any of the Acquired Assets, except in the ordinary course of business, (ii) indebtedness incurred by Sellers relating to, or taking as security any interest in, the Acquired Assets, except in the ordinary course of business, (iii) sale or transfer of the Acquired Assets except in the ordinary course of business, (iv) cancellation of any Liabilities of Sellers relating to the Business, except in the ordinary course of business, (v) change in the terms of any Material Contracts, except in the ordinary course of business, (vi) change in the accounting systems, policies or practices of Sellers with respect to the Business, (vii) waiver by Sellers of any material rights relating to the

Business, (viii) action taken or omitted to be taken by either Seller that could reasonably be expected to result in damage, destruction or loss (whether or not covered by insurance) having a Material Adverse Effect, (ix) strike or other material labor-related problem, (x) institution, settlement or agreement to settle any litigation, before any court or governmental body, except in the ordinary course of business, or (xi) material change in the cash management or working capital policies of the Business.

           4.8  OWNED REAL PROPERTY AND REAL PROPERTY LEASES.

           (a) SCHEDULE 2.1(d) lists and describes briefly all Owned Real Property. With respect to each parcel of Owned Real Property, except as set forth on SCHEDULE 4.8(a):

                (i) a Seller has good and marketable fee simple title to the parcel of real property, free and clear of any Lien, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not materially impair the current use, occupancy or value of the property subject thereto;

                (ii) there are no pending or, to the Knowledge of Sellers, threatened condemnation Actions relating to such parcel;

                (iii) the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land;

                (iv) all facilities located on such parcel are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer;

                (v) each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel; and

                (vi) Other than (x) Sellers and (y) holders and beneficiaries of easements or other restrictions of record, there are no Persons that use or occupy any portion of any parcel of Owned Real Property.

           (b) SCHEDULE 2.2(a) lists and describes briefly all real property leased or subleased to either Seller relating to, held for use in connection with, or used in the operation of the Business. Sellers have delivered to Purchaser correct and complete copies of the leases and subleases listed in
SCHEDULE 2.2(a). With respect to each lease and sublease listed in SCHEDULE 2.2(a), except as set forth in SCHEDULE 4.8(b),

                (i) the lease or sublease is a valid and binding obligation of a Seller, enforceable against such Seller in accordance with its terms;

                (ii) neither Seller has assigned, transferred, conveyed, mortgaged, or encumbered any interest in the leasehold or subleasehold;

                (iii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                (iv) to the Knowledge of Sellers, no party to any such lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration, thereunder.

           4.9  TITLE TO PERSONAL PROPERTY, ETC.

           (a) TITLE. Sellers have good and marketable title to the Acquired Assets consisting of owned personal property and Sellers have the right to, and at the Closing shall, sell, convey, transfer, assign and deliver to Purchaser the Acquired Assets consisting of owned personal property free and clear of any Liens. There are no owned vehicles used in the Business.

           (b) RELATIONSHIP TO MARCH 31 BALANCE SHEET. The Acquired Assets include all assets, properties and rights of the Business reflected on the March 31 Balance Sheet or acquired by either Seller for use in connection with the Business since the Balance Sheet Date, except for: (i) cash expended, (ii) inventories and other assets used or sold and receivables collected in the ordinary cause of business since the Balance Sheet Date, (iii) Excluded Assets, and (iv) immaterial items.

           (c) VEHICLE LEASES. With respect to each Vehicle Lease: (i) the lease is a valid and binding obligation of a Seller, enforceable against such Seller in accordance with its terms, and (ii) Sellers are in peaceable possession of the vehicle which is subject thereto.

           4.10 CONDITION OF ACQUIRED ASSETS. Except as disclosed on SCHEDULE 4.10, the buildings, facilities, installations, fixtures and other structures or improvements located on or at the Owned Real Property are in good operating condition and repair (with the exception of normal wear and tear). Except as disclosed on SCHEDULE 4.10, the buildings, facilities, installations, fixtures and other structures or improvements located on or at the real property subject to the Real Property Leases are in good operating condition and repair (with the exception of normal wear and tear). Except as disclosed in SCHEDULE 4.10, all of the vehicles leased by Sellers under the Vehicle Leases are in good repair, working order and operating condition, and repair (with the exception of normal wear and tear). Except as disclosed on SCHEDULE 4.10, the other tangible Acquired Assets are in good repair, working order and operating condition (with the exception of normal wear and tear).

           4.11  INTELLECTUAL PROPERTY.

           (a) Sellers own or have the right to use pursuant to license, sublicense, agreement, or permission the Intellectual Property and the Rolled Coin Dispenser Technology. Except as set forth on SCHEDULE 4.11(a), each material item of Intellectual Property can be assigned to Purchaser on identical terms and conditions for use immediately subsequent to the Closing.

           (b) Neither Seller has interfered with, infringed upon, misappropriated, or otherwise come into conflict in any material respect with any material intellectual property rights of third parties, and neither Seller has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. Except as set forth on SCHEDULE 4.11(b), to the Knowledge of Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict in any material respect with the Intellectual Property or the Rolled Coin Dispenser Technology.

           (c) SCHEDULE 2.1(e) identifies (i) each patent or registration which has been issued to either Seller with respect to the Intellectual Property, (ii) each pending patent application or application for registration with respect to the Intellectual Property or the Rolled Coin Dispenser Technology, (iii) each license, agreement or other permission which either Seller has granted to any third party with respect to the Intellectual Property or the Rolled Coin Dispenser Technology, and (iv) each trade name or unregistered trademark which is a part of the Intellectual Property or the Rolled Coin Dispenser Technology. With respect to each item of Intellectual Property or Rolled Coin Dispenser Technology required (other than pursuant to clause (iii)) to be identified in
SCHEDULE 4.11(c):

                (x) Sellers have delivered to Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions;

                (y) except as set forth in SCHEDULE 4.11, Sellers possess the identified right, title, and interest in and to the item, free and clear of any Lien; and

                (z) no Action is pending or, to the Knowledge of either Seller, threatened, which challenges the use or ownership of the item.

           (d) SCHEDULE 4.11 identifies each material item of Intellectual Property or Rolled Coin Dispenser Technology that any third party owns and that either Seller uses in the Business pursuant to license, sublicense, agreement, or permission. With respect to each item of Intellectual Property or Rolled Coin Dispenser Technology required to be identified in SCHEDULE 4.11(d), except as set forth in SCHEDULE 4.11(d);

                (i) the license, sublicense, agreement, or permission covering the item is a valid and binding obligation of a Seller enforceable against such Seller in accordance with its terms;

                (ii) neither Seller has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

           4.12 MATERIAL CONTRACTS; ASSIGNMENT PROVISIONS. SCHEDULE 4.12 lists, as of the date hereof, each contract, agreement or like instrument or binding arrangement relating to, or used in the operation of, the Business, or to which any of the Acquired Assets is subject, of the following types:

                (a) any Customer Contract which for the fiscal year ended March 31, 1998, generated revenue of $100,000 or more;

                (b) any contract (including any loan contract) with an Affiliate or any officer, director, or stockholder of Sellers;

                (c)  any interest in a partnership or joint venture;

                (d) any contract containing restrictions on the geographical area of, or other scope of operation of, the Business; and

                (e) any contract relating to collective bargaining, severance or change of control;

                (f) any material power of attorney or agency agreement pursuant to which any party is granted the authority to act for or on behalf of Sellers;

                (g)  the Selected Contracts; and

                (h) any other contract, agreement, instrument or binding arrangement outside the ordinary course of business or otherwise material to the Business.

           The contracts and agreements that are required to be identified in
SCHEDULE 4.12 pursuant to subsections (a) through (h) above, the Real Property Leases identified in SCHEDULE 2.2(a), and any material Vehicle Leases identified in SCHEDULE 2.2(b) are hereinafter referred to as the "Material Contracts." Sellers have delivered to Purchaser a correct and complete copy of each written Material Contract and a written summary setting forth the terms and conditions of each oral Material Contract. SCHEDULE 4.12, SCHEDULE 2.2(a) or SCHEDULE 2.2(b) sets forth, with respect to each Material Contract which is a Customer Contract, a Real Property Lease, or a Vehicle Lease or a Selected Contract, (x) whether such item is terminable by the other party thereto upon no more than 30 days' notice, or (y) whether such item requires prior notice to or consent of the other party thereto for its assignment to Purchaser, or (z) whether, to the Knowledge of Sellers, the other party thereto is in default thereunder.

           4.13 COMPLIANCE. Except as set forth on SCHEDULE 4.13, Sellers are not in conflict with, or in violation or breach of, or in default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) (i) any Customer Contract, Real Property Lease, Vehicle Lease or Selected Contract; (ii) any Law applicable to the Business; or (iii) any provision of either Seller's articles of incorporation or bylaws except, in the case of clauses (i) and (ii) above, for any such conflicts, breaches, violations and defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Sellers have received no notice of, and to Sellers' Knowledge there does not exist, any claim alleging a conflict, violation, breach or default referred to in clause (i), (ii) or (iii) above.

           4.14 MATERIAL LITIGATION. There are no Claims pending or, to the Knowledge of Sellers, threatened, (a) relating to the transactions contemplated by this Agreement or the Additional Agreements, or (b) except as disclosed on
SCHEDULE 4.14, against Sellers and affecting the Business, other than Claims that do not have, and if determined adversely to Sellers could not be reasonably expected to have, a Material Adverse Effect.

           4.15 INSURANCE. Sellers (or their Affiliates) have maintained insurance, including employee health and accident insurance, property, general liability, product liability and worker's compensation insurance, as described as of the date hereof on SCHEDULE 4.15, and Sellers (or such Affiliates, as applicable) are not in default under any such policies other than defaults that do not have, and could not be reasonably expected to have, a Material Adverse Effect. SCHEDULE 4.15 lists each insurance policy (including the type of coverage, the named insureds, and the amounts of coverage) that, as of the date hereof, provides coverage for the Acquired Assets or the Business.

           4.16  TAXES.

           (a) Except as set forth on SCHEDULE 4.16, Sellers have filed all tax returns required to be filed with respect to the Business. Such tax returns accurately reflect all material liability for taxes of Sellers for the periods covered thereby. All Taxes shown as owed on any such tax return have been paid. Except as set forth on SCHEDULE 4.16, neither Seller has filed for an extension of time within which to file any tax return. Except as set forth on SCHEDULE 4.16, no claim has been made since December 31, 1997 by any Governmental Authority in a jurisdiction in which either Seller does not file tax returns that such Seller is or may be subject to taxation by such jurisdiction. Except as set forth on SCHEDULE 4.16, there are no Liens on any of the Acquired Assets that arose in connection with any failure, or alleged failure, to pay any Tax.

           (b) Except as set forth on SCHEDULE 4.16, there is no dispute or claim concerning any Liability for Taxes of either Seller relating to the Business claimed or raised by any Governmental Authority in a writing received by Sellers.

           4.17 GOVERNMENTAL CONSENTS. Except as required under the applicable provisions of the HSR Act, and except as set forth in SCHEDULE 4.17 or as may be required for the transfer of Permits, no notice to, filing with, or authorization or consent of, any Governmental Authority is required in order for Sellers to consummate the transactions contemplated hereby, except for any notice or filing, the failure of which to be given or made, and any authorization or consent, the failure of which to be obtained, could not reasonably be expected to have a Material Adverse Effect.

           4.18  SELLERS' BENEFIT PLANS.

                (a) SCHEDULE 4.18 contains a correct and complete list of all Sellers' Benefit Plans relating to the Business or a written description of any such plan that is not in writing, and, except as set forth in
      SCHEDULE 4.18:

                      (i) To Sellers' Knowledge, each such Sellers' Benefit Plan complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws;

                      (ii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Sellers' Benefit Plan which is an Employee Pension Benefit Plan, and all premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued in accordance with past practice with respect to each such Sellers' Benefit Plan which is an Employee Welfare Benefit Plan;

                      (iii) Each such Sellers' Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received a favorable determination letter from the Internal Revenue Service;

                      (iv) The market value of assets under each such Sellers' Benefit Plan which is an Employee Pension Benefit Plan equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with current funding assumptions;

                      (v) Sellers have delivered to Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, and the most recent Form 5500 Annual Report with respect to each such Sellers' Benefit Plan;

                      (vi) No such Sellers' Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notice would be required to be filed with the PBGC, and no proceeding by the PBGC to terminate or to appoint a trustee to administer any such Employee Pension Benefit Plan has been instituted or, to the Knowledge of Sellers, threatened;

                      (vii) Neither Seller has engaged in a Prohibited Transaction with respect to any such Sellers' Benefit Plan, and, to Sellers' Knowledge, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Sellers' Benefit Plan;

                      (viii) To Sellers' Knowledge, no Action with respect to the administration or the investment of the assets of any such Sellers' Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Sellers, threatened;

                      (ix)  No Sellers' Benefit Plan is a Multiemployer Plan;
           and

                      (x) No Sellers' Benefit Plan is an Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for dependents (other than in accordance with Code Section 4980B).

           4.19 ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS. Except as set forth on SCHEDULE 4.19 or except as does not have, and could not reasonably be expected to have, a Material Adverse Effect:

                (a) To Sellers' Knowledge, each Seller has complied and is in compliance with all Environmental, Health, and Safety Requirements relating to the Business;

                (b) Sellers have not received any written notice of any actual or alleged violation of Environmental, Health, and Safety Requirements relating to the Business, or any Liabilities or potential Liabilities relating to the Business, including any investigatory, remedial or corrective obligations, arising under Environmental, Health and Safety Requirements.

                (c) Sellers have not, in connection with the Business, treated, stored, disposed of, or released any pollutants, contaminants or hazardous substances, in a manner that has given or would give rise to Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

           4.20 SUFFICIENCY OF ACQUIRED ASSETS. The Acquired Assets constitute all assets and properties used or held for use in connection with the Business; PROVIDED, HOWEVER, that the parties acknowledge (i) that the Excluded Assets historically were used in the Business, and (ii) that the Centralized Services described on SCHEDULE 4.20 historically were provided to the Business by Sellers' Affiliates.

           4.21 AFFILIATE MATTERS. Since March 31, 1997, Sellers have not entered into transactions with each other or their Affiliates relating to the Business except: (i) transactions disclosed in the Audited Financial Statements;
(ii) cash management transactions in the ordinary course of business documented as intercompany payables and receivables; (iii) provision by Sellers' Affiliates of the centralized services listed on SCHEDULE 4.20; and (iv) transactions pursuant to the Intracompany Policies listed on SCHEDULE 4.12.

           4.22 QUALIFICATIONS WITH RESPECT TO SELLERS' REPRESENTATIONS AND WARRANTIES. Notwithstanding the foregoing, the parties agree that neither
Section 4.7 (Changes Since Balance Sheet Date) nor any other representation of Sellers contained herein shall be deemed to have been breached because of a Material Adverse Effect resulting from (a) changes in conditions, including economic or political developments, applicable to the industry in which the Business operates generally and not having a disproportionate effect on the Business relative to the effect of any such change on other entities operating businesses similar to the Business in such industry, (b) any failure by the internal information system of the Business to be "Year 2000 compliant," or (c) any reaction of employees, customers or suppliers to learning the identity of Purchaser.


                                   ARTICLES 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Purchaser represents and warrants to Sellers as follows:

           5.1 DUE INCORPORATION, ETC. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, with corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Purchaser is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary to conduct its business, except where any failure or failures to be so qualified would not have and could not reasonably be expected to have, a Material Adverse Effect.

           5.2 DUE AUTHORIZATION AND ENFORCEABILITY. Purchaser has full corporate power and authority to enter into this Agreement and the Additional Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been, and the Additional Agreements to which Purchaser is a party will be, duly authorized, executed and delivered by Purchaser and constitute the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

           5.3 NO VIOLATION. The execution and delivery of this Agreement does not, and the performance of its obligations hereunder by Purchaser will not (assuming compliance with applicable requirements of the HSR Act), (a) violate any Law, (b) violate any decree or judgment of any Governmental Authority binding on Purchaser, or (c), violate any provision of the Certificate of Incorporation or By-Laws of Purchaser except, in the cases of (a) and (c), for violations that would not reasonably be expected to have a Material Adverse Effect.

           5.4 PURCHASER CONSENTS. Except as required under the applicable provisions of the HSR Act, and except as set forth on SCHEDULE 5.4, no notice to, filing with, or authorization or consent of, any person, entity, or Governmental Authority is required in order for Purchaser to consummate the transactions contemplated hereby, except for those notices or filings, the failure of which to be given or made, and any authorization or consent, the failure of which to be obtained, could not reasonably be expected to have Material Adverse Effect.


                                    ARTICLE 6
                                 EMPLOYEES, ETC.

           6.1 EMPLOYEES AND SEVERANCE.

           (a) CONTINUING EMPLOYEES. As of the Closing Date, Purchaser may, in its sole discretion, offer to hire any of the employees then employed by Sellers in connection with the Business, on terms and conditions comparable to Purchaser's similarly situated employees. Each such employee who accepts Purchaser's offer of employment shall be referred to herein as a "Continuing Employee." As also provided for in the Transitional Services Agreement, (a) Purchaser hereby agrees to offer employment in a Comparable Position (as defined below), effective within 30 days after the Closing, to all hourly manufacturing employees located at the plants in Farmington, MO or Mexico, MO, and (b) Purchaser will determine whether or not to make offers of employment (i) to other field operational employees within 135 days after the Closing Date, and
(ii) to headquarters administrative employees within 6 months after the Closing Date.

           (b) PURCHASER RESPONSIBILITY FOR SEVERANCE. Sellers shall not be liable for, and Purchaser shall be responsible for, "Severance Benefits" (as such term is defined below) for any person employed by either Seller in connection with the Business as of the Closing Date and not made an offer of continued employment in a Comparable Position (as defined below) by Purchaser, PROVIDED, HOWEVER, that Purchaser's liability for Severance Benefits which arise under the employment agreements referred to in clause 6.l(c) below shall not exceed $1.35 million in cash payments plus the cost of associated healthcare benefits. Purchaser shall not be required hereunder to pay defined Severance Benefits to, but shall be responsible for, and shall indemnify Sellers in accordance with Section 8.3(e) with respect to, any termination-related claim by any person whose employment is terminated by Purchaser at any time after he or she becomes a Continuing Employee.

           (c) SEVERANCE BENEFITS. "Severance Benefits" shall mean the following:

           (I) for employees covered by the employment agreements set forth in
      SCHEDULE 6.1(c), the cash, healthcare and accrued vacation severance benefits (but not outplacement benefits) called for by those agreements;

           (II) for other exempt employees: (i) the greater of (x) one week's pay per year of service with either Seller up to a maximum of thirteen
      (13) weeks, or (y) one month's pay per $25,000 of annual salary but not to exceed the equivalent of thirteen (13) weeks' pay, or (z) a "stay bonus" to be defined by Purchaser (PROVIDED, that Purchaser's offer of any such bonus will not be in addition to, but only in lieu of, the amounts provided for in clause (i) (x) or (y) above); (ii) payout of the vacation unused as of the termination date of such employee; and (iii) continuation of health insurance under Sellers' Benefit Plans at current employee rates for the period of salary described in clause (i) above; and

           (III) for non-exempt employees, (A) the greater of (x) one week's pay per year of service with respect to either Seller up to a maximum of 13 weeks, or (y) a "stay bonus" to be defined by Purchaser (PROVIDED that Purchaser's offer of any such bonus will not be in addition to, but only in lieu of the amount provided for in clause (A)(x) above); (B) payout of vacation unused as of the termination date of such employee; and (C) continuation of health insurance under Sellers' Benefit Plans at current employee rates for the period of salary described in clause (A) above.

           (d) COMPARABLE POSITION. "Comparable Position" shall mean a position with no more than a 10% reduction in annual base salary or hourly rate and not requiring the employee to relocate more than 50 miles from the employee's current place of employment.

           (e) FUNDING OF SEVERANCE BENEFITS. As also provided for in the Transitional Services Agreement, Purchaser shall pay to Sellers the full amount of Severance Benefits due with respect to any employee, in a lump sum payment with respect to such employee, no later than three (3) days before the first payment to such employee is owed.

           (f) SALARY AND SERVICE INFORMATION. SCHEDULE 6.l(f) sets forth the monthly salary (or hourly rate) and years (or shorter period) of service with respect to each person employed by either Seller in connection with the Business as of the date set forth thereon. Each Seller acknowledges that the Purchaser will be obligated to pay only the Severance Benefits to each employee that are payable to such employee assuming that the information on Schedule 6.1(f) is true in all material respects. In the event that any such employee claims that he or she has an annual salary or years of service greater than the amounts set forth for such employee on Schedule 6.1(f), all additional severance obligations related to such employee shall be an Excluded Liability hereunder.

           6.2 PURCHASER BENEFIT PLANS. As of the date upon which they become Continuing Employees, all Continuing Employees (and, to the extent applicable, their dependents) shall cease participation in Sellers' Benefit Plans, except as specifically provided by the terms of such plans or as required by law, and for periods on and after such date, shall be eligible to participate in employee benefit plans, arrangements, programs and policies maintained by Purchaser (collectively referred to herein as "Purchaser's Plans") which shall provide benefits to Continuing Employees (and, to the extent applicable, their dependents and beneficiaries) that, in the aggregate, are substantially comparable to the benefits provided to Purchaser's other employees in comparable positions, and Purchaser shall cause its "group health plans," as defined in section 5000(b)(1) of the Code, in which Continuing Employees and their dependents are eligible to participate, to waive any limitations or exclusions on pre-existing conditions, except to the extent that such limitations or exclusions are applied as of such date to a Continuing Employee or a dependent under the group health plans of Sellers and, to the extent applicable, Continuing Employees and their dependents shall be given credit for all purposes under each of Purchaser's Plans (other than benefit accrual purposes under any such plan which is an employee pension benefit plan (as that term is defined in section 3(2) of ERISA)) for their service with Sellers, including the following purposes: eligibility for participation, vesting, satisfying any waiting periods, evidence of insurability requirements and determining benefits based on length of service (such as vacation and severance). To the extent applicable, Continuing Employees and their dependents shall be given credit under each of Purchaser's Plans which is an employee welfare benefit plan (as that term is defined in section 3(l) of ERISA) for amounts paid under a corresponding Sellers' Benefit Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of Purchaser's Plans. Sellers shall provide to Purchaser appropriate information with respect to the service of Continuing Employees and amounts paid under Sellers' Benefit Plans to enable Purchaser to properly provide credit for such service and amounts as required hereunder.

           6.3 ASSUMPTION OF CERTAIN FILING REQUIREMENTS. Sellers and Purchaser agree that, in accordance with the "Alternative Procedure" provided in section 5 of Revenue Procedure 96-60, with respect to filing and furnishing Internal Revenue Service Forms W-2 and W-3 and 941, from and after the Closing Date (i) Sellers and Purchaser shall report on a "predecessor-successor" basis with respect to any of Sellers' employees employed by Purchaser or its subsidiaries after the Closing Date, (ii) Sellers shall be relieved of furnishing Forms W-2 to such employees to whom they would have been obligated to furnish such forms for the past full calendar year, and (iii) Purchaser shall assume the obligation of Sellers to furnish such forms to such employees for the past full calendar year.

                                    ARTICLE 7
                    CLOSING AND CERTAIN POST-CLOSING MATTERS

           7.1 CLOSING. The Closing shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York as of September 30, 1998 or such other date as may be agreed by the parties.

           7.2  DELIVERIES AT CLOSING.

                (a) At the Closing, Sellers will deliver to Purchaser, and Purchaser will deliver to Sellers, the respective items set forth on the form of Closing Agenda prepared by Purchaser and agreed by Sellers.

                (b) At the Closing, Sellers will deliver to Purchaser, to the extent requested by Purchaser and subject to SECTION 2.6 (Procedures for Acquired Assets Not Transferable), the consents to assignment executed by the other parties under those Selected Contracts set forth on Schedule 7.2

           7.3 RECORDS AND PERSONNEL. Each party shall retain and make available to the other party such records and information (including, with respect to Purchaser, the Records) as it may reasonably require for

                (a)  the preparation of any tax return, or

                (b) the defense or prosecution of any Claim, audit, examination or administrative appeal.

Access to such information will be during normal business hours, upon reasonable prior notice and without unreasonable interference with normal business operations. In addition, in the event that after the Closing Date Sellers shall require the cooperation of officers and employees formerly employed by Sellers to aid in the defense or prosecution of any Claim, and so long as there exists no conflict of interest with respect thereto between the parties, Purchaser shall, to the extent reasonably practicable, and during normal business hours and upon reasonable prior notice, make such officers and employees reasonably available to Sellers to cooperate in such defense or prosecution; PROVIDED, HOWEVER, that Sellers shall pay all reasonable reimbursements for time spent, out-of-pocket costs, charges and expenses arising from such cooperation.

           7.4  FURTHER ASSURANCES BY PURCHASER AND SELLERS.

           (a) Upon the request of Purchaser, Sellers will on and after the Closing Date execute and deliver to Purchaser such documents, releases, assignments and instruments as may be required to effectuate the transfer and assignment to Purchaser of, and to vest in Purchaser title to, each of the Acquired Assets and Assumed Obligations in the manner contemplated by this Agreement.

           (b)  Subject to the Transitional Services Agreement:

                (i) Each Seller agrees to forward promptly, and to cause any Affiliate (if applicable) to forward promptly, to Purchaser any monies, checks or instruments received by such Seller after the Closing Date and owing to Purchaser with respect to the Acquired Assets or the Assumed Obligations;

                (ii) Each Seller covenants that the cash generated by the Business from the Closing Date through October 9, 1998 will remain with the Business, and will be turned over to Purchaser pursuant to Section 7.4 hereof, except to the extent such cash is used to pay obligations of the Business that would otherwise represent Assumed Obligations hereunder; and

                (iii) Each Seller covenants that from the Closing Date through October 9, 1998, the Business (not including any Excluded Assets or Excluded Liabilities) shall be operated in the ordinary course of business for the benefit of the Purchaser.

           7.5 TRANSFER TAXES. The Purchaser and Sellers shall mutually cooperate in perfecting any exemption from transfer Taxes available in connection with the transactions contemplated by this Agreement and in timely preparing and filing any tax returns required in connection with transfer Taxes, provided, however, that in the case of any tax return required to be filed by only one party, such party shall not file such tax return without the written consent of the other party, which consent shall not unreasonably be withheld.

           7.6 SIGNAGE, ETC. Within 120 days after the Closing Date, Purchaser will remove from all Acquired Assets the De La Rue name and logo.


                                    ARTICLE 8
                          SURVIVAL AND INDEMNIFICATION

           8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the completion of the transactions contemplated herein for a period of eighteen (18) months following the Closing Date; except that the survival of certain representations and warranties contained in this Agreement shall be as follows:

                (a) the representations and warranties of Sellers contained in
      SECTION 4.19 (Environmental, Safety and Health Matters) shall survive for a period of three (3) years following the Closing Date;

                (b) to the extent that they relate to Sellers' title to the Acquired Assets, the representations and warranties of Sellers contained in SECTIONS 4.8(a)(i) (Owned Real

     Property and Real Property Leases) and 4.9(a) (Title to Personal Property) shall survive without limitation;

                (c) the representations and warranties of Sellers contained in SECTIONS 4.16(Taxes) and 4.18 (Seller's Benefit Plans) shall survive as to any Tax or ERISA matter covered by such representations and warranties for fifteen (15) days following the expiration of the applicable statue of limitations.

           8.2 INDEMNIFICATION BY SELLERS. Sellers covenant and agree, jointly and severally, to defend, indemnify and hold harmless Purchaser, and, without duplication, its officers, directors, employees, agents, advisers, representatives and Affiliates from and against, and pay or reimburse such Persons for, any and all Losses, whether or not resulting from thirdparty claims, resulting from or arising out of:

                (a) any inaccuracy of any representation or warranty made by Sellers herein or in any Additional Agreement (other than the Transitional Services Agreement, the indemnification provisions of which shall be in addition to, and separate from, the provisions (including the caps and baskets described below) of this Agreement) or in any schedule or certificate delivered at Closing pursuant to this Agreement or any Additional Agreement;

                (b) any failure of Sellers to perform any covenant or agreement herein or in any Additional Agreement (other than the Transitional Services Agreement, the indemnification provisions of which shall be in addition to, and separate from, the provisions (including the caps and baskets described below) of this Agreement);

                (c) any Excluded Liability, including (i) any product liability claim with respect to products manufactured or sold or events occurring prior to the Closing and (ii) any claim for repair, replacement or refund (but not any other alleged Liability) under a Y2K Letter; or

                (d) any failure of Sellers to comply with Bulk Sales Law.

           8.3 INDEMNIFICATION BY PURCHASER. Purchaser covenants and agrees to defend, indemnify and hold harmless Sellers and, without duplication, their respective officers, directors, employees, agents, advisers, representatives and from and against, and pay or reimburse such Persons for, any and all Losses, whether or not resulting from third-party claims, resulting from or arising out of:

                (a) any inaccuracy in any representation or warranty made by Purchaser herein or in any Additional Agreement (other than the Transitional Services Agreement, the indemnification provisions of which shall be in addition to, and separate from, the provisions (including the caps and baskets described below) of this Agreement) or in any schedule or certificate delivered at Closing pursuant to this Agreement or any Additional Agreement;

                (b) any failure of Purchaser to perform any covenant or agreement herein or in any Additional Agreement (other than the Transitional Services Agreement, the indemnification provisions of which shall be in addition to, and separate from, the provisions (including the caps and baskets described below) of this Agreement);

                (c)  the Assumed Obligations;

                (d) any claim that the decision of Purchaser not to extend an offer of employment to any person who was an employee of Sellers in connection with the Business on or after the Closing Date (and the consequent termination of such employee by Sellers at Purchaser's direction), was made on an impermissibly discriminatory basis; or

                (e) the operation of the Business after the Closing, including all termination-related Liabilities with respect to Continuing Employees, but not including any Excluded Liabilities.

           8.4 EFFECT OF INDEMNIFICATION. The provisions of this ARTICLE 8 shall in no way limit supersede or otherwise affect the rights of any party under
SECTION 3.1(b) ("Purchase Price Adjustment") and nothing contained in ARTICLE 3 relating to an adjustment to the Purchase Price shall limit, supersede or otherwise affect the rights of any party under this ARTICLE 8, except that a Purchase Price adjustment under ARTICLE 3 shall be Purchaser's sole remedy for a Loss consisting of a diminution in working capital, to the extent the same is reflected in the calculation of Closing Date Adjusted Net Working Capital.

           8.5  LIMITATIONS ON INDEMNITY OBLIGATION.

                (a) To the extent indemnification is sought under SECTION 8.2(a), SECTION 8.2(b) (other than with respect to the covenants contained in SECTION 7.4 or ARTICLE 9), SECTION 8.3 (a) or SECTION 8.3(b) (other than with respect to the covenants contained in Article 9), Sellers or Purchaser, as the case may be, shall be required to provide indemnification only at such time as the aggregate amount of Losses arising under such sub-Sections exceeds $500,000, in which event the Indemnifying Party (as defined below) shall indemnify for the entire amount of such Losses up to a maximum of the lesser of (i) $15 million and
      (ii) the Purchase Price minus any amounts for which Sellers have indemnified Purchaser under SECTION 8.2(c).

                (b) Each party's obligation to provide indemnification for Losses shall be net of any insurance proceeds paid to and actually realized by the Indemnified Party minus any related costs and expenses, including the cost of pursuing any related insurance claims and the cost of anv corresponding increases in insurance premiums or other chargebacks.

                (c) Sellers' obligation to indemnify Purchaser pursuant to
      SECTION 8.2(c) shall (i) survive until the earlier of (x) September 30, 2008, and (y) fifteen days after the expiration of the applicable statute of limitations; (ii) be limited to a maximum amount, when aggregated with all amounts for which Sellers have indemnified Purchaser pursuant to
      SECTION 8.2(a) or SECTION 8.2(b) (other than with respect to the covenants contained in ARTICLE 9), is equal to the Purchase Price; and (iii) shall not extend to any Losses allegedly arising out of any failure by the internal information system of the Business to be "Year 2000 compliant."

                (d) Notwithstanding anything in this Agreement to the contrary, to the extent that a claim is brought within the time periods specified in
      SECTION 8.1 or 8.5(c), the representations and warranties or indemnification rights which underlie such claim will survive solely with respect to such claim until the final resolution of such claim pursuant to
      SECTION 8.1 or 8.5(c).

                (e) Purchaser agrees that, if a certain claim for indemnification may be asserted under both SECTION 8.2(a) and SECTION 8.2(c), any Indemnified Party will assert such claim only once, under one such Section, and in no event shall any Indemnified Party be entitled to duplicative indemnification therefor.

           8.6  INDEMNIFICATION PROCEDURES; EXCLUSIVE REMEDY.

                (a) THIRD PARTY CLAIMS. In the case of any claim asserted by a third party against, or commencement of any action by a third party reasonably believed to give rise to a claim for indemnification from, a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, PROVIDED that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except if such omission results in a failure of actual notice to the Indemnifying Party and then only to the extent that such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld), no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnifying Party does not accept the defense of any matter as above, or that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party would reasonably be expected to affect adversely the Indemnified Party's Tax liability or the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the full right to defend against any such claim or litigation and shall be entitled to settle or agree to pay in full such claim or litigation, PROVIDED that (i) the counsel for the Indemnified Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnifying Party, and (ii) the Indemnifying Party may participate in such defense at such Indemnifying Party's expense. Except with the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld), no Indemnified Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnifying Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnifying Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand without obtaining the consent of the Indemnifying Party to the counsel who shall conduct the defense of such claim or litigation, PROVIDED, that the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

           (b) OTHER CLAIMS. In the event an Indemnified Party obtains actual knowledge that it has sustained any Loss not involving a third party claim which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder, notice shall be given by the Indemnified Party to the Indemnifying Party promptly setting forth in reasonable detail such claim or action, PROVIDED that the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement unless such omission results in a failure of actual notice to the Indemnifying Party and then only to the extent that Indemnifying Party is materially damaged as a result of such failure to give notice. If the Indemnifying Party does not notify the Indemnified Party within 30 calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this SECTION 8.6, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this SECTION 8.6 and the Indemnifying Party shall pay the amount of such claim to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with
SECTION 11.9 (Applicable Law, Etc.)

           (c) EXCLUSIVE REMEDY. Subject to ARTICLE 3 and ARTICLE 9, indemnification under the terms of this ARTICLE 8 shall be the exclusive remedy of the parties for alleged breach of any representation, covenant or term of this Agreement or any agreement, schedule or certificate delivered at the Closing hereunder.


                                    ARTICLE 9
                    COVENANT NOT TO COMPETE; NONSOLICITATION

           9.1 COVENANT IN FAVOR OF SELLERS. Purchaser acknowledges and agrees, as an inducement for Sellers to enter into this Agreement, that for a period of three (3) years after the Closing Date, Purchaser shall not, without Sellers' prior written consent, directly or indirectly, (a) engage in a business in competition with the Retained Business in North America, other than the sale and service of note sorters and teller-assist cash dispensers, (b) be or become a partner, shareholder, member, principal, trustee, employee or consultant, or have any other investment in or contractual relationship with, any Person engaged in a business in competition with the Retained Business in North America, other than the sale and service of note sorters and teller-assist cash dispensers.

           9.2 COVENANT IN FAVOR OF PURCHASER. Sellers acknowledge and agree, as an inducement for Purchaser to enter into this Agreement, that for a period of three (3) years after the Closing Date, Sellers shall not, without Purchaser's prior written consent, directly or indirectly, (a) engage in a business in competition with Business in North America, or (b) be or become a partner, shareholder, principal, trustee, employee, consultant or have any other investment in or contractual relationship with any Person engaged in a business in competition with the Business in North America, except, with respect to clause (a) and (b) above, (x) providing from Europe, to United States ATM manufacturers and/or distributors, on an OEM basis, ATM machines or components of ATM machines, and (y) performance under the NationsBank Agreement.

           9.3 SAVINGS; EQUITABLE RELIEF. In the event the agreement in Section
9.1 or 9.2 above shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Sellers and Purchaser each acknowledge that a breach of the covenants contained in this ARTICLE 9 will cause irreparable damage to the other, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Sellers and Purchaser each agree that if the other breaches the covenant contained in this ARTICLE 9, in addition to any other remedy which may be available at law or in equity, Sellers or Purchaser, as the case may be, shall be entitled to specific performance and injunctive relief, without posting bond or other security.

           9.4  NONSOLICITATION.

           (a) BY PURCHASER. For a period of two (2) years from the date hereof neither Purchaser nor its Affiliates shall (i) solicit, directly or indirectly, any employee of either Seller, whether relating to the Business (except as explicitly permitted under the Transitional Services Agreement), the Retained Business or any business of Sellers other than the Business; or (ii) hire any person named on Schedule 9.4(a)

           (b) BY SELLERS. For a period of two (2) years from the date hereof neither Seller nor any of their Affiliates shall solicit, directly or indirectly, any employee of Purchaser, whether relating to the Business or otherwise, who is an employee of Purchaser as of the time immediately after the Closing or, with respect to any employee hired by Purchaser after the Closing under the Transitional Services Agreement, as of the time of such employee's hiring by Purchaser; or (ii) hire any person named on Schedule 9.4(b).


                                   ARTICLE 10
                                 CONFIDENTIALITY

           10.1 NONDISCLOSURE. In connection with evaluating and consummating the transactions contemplated hereby, Sellers and certain of Sellers' "Representatives" (as such term is hereinafter defined) have furnished Purchaser or Purchaser's Representatives with certain nonpublic or confidential information, together with analyses, compilations, studies, or other documents or records prepared by Sellers or Sellers' Representatives which contain or otherwise reflect or are generated from such information (collectively, the "Information"). "Representatives" shall mean, with respect to a party hereto, such party's Affiliates or the officers, directors, employees, representatives or agents of such party or such party's Affiliates. Purchaser and Purchaser's Representatives shall keep the Information confidential and not disclose the Information to any Person, except to Purchaser's financing sources or such other Persons as Sellers may hereafter agree upon in advance and who shall undertake in writing to comply with the restrictions set forth herein. Purchaser shall be responsible for any breach of this Article 10 by it or any of its Representatives.

           10.2 EXCLUDED INFORMATION. The following will not constitute Information for purposes hereof: (a) information which is or becomes generally available to the public other than as the result of a disclosure by Purchaser or Purchaser's Representatives; (b) information which Purchaser or Purchaser's Representatives reasonably can demonstrate was known to them on a non-confidential basis prior to its disclosure to them by Sellers or Sellers' Representatives; (c) information which becomes available to Purchaser or Purchaser's Representatives on a nonconfidential basis from a source other than Sellers or Seller's Representatives, provided that such source is not subject to any prohibition against transmitting such information; or (d) information obtained by Purchaser as the successor to the Sellers as the owner of the Business.

           10.3 PROCEDURE FOR REQUIRED DISCLOSURE. In the event that any of Purchaser or Purchaser's Representatives is requested or required (by interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Information, Purchaser or Purchaser's Representatives, as applicable, shall provide Sellers prompt notice of each such request in order that Sellers may seek an appropriate protective order and/or waive the compliance of Purchaser or Purchaser's Representatives, as applicable, with the provisions hereof. If in the absence of a protective order or the receipt of a waiver hereunder, any of Purchaser or Purchaser's Representatives, as applicable, shall in the reasonable judgment of its counsel, stand liable for contempt or suffer other censure or penalty for failure to disclose any of the Information to any tribunal, Purchaser or Purchaser's Representatives, as applicable, may disclose such Information to such tribunal without liability hereunder.

           10.4 NONWAIVER OF PRIVILEGE. Sellers shall not be deemed to have waived their attorney-client privilege with respect to Information disclosed hereunder by Sellers and with respect to which Sellers have asserted, or are entitled to assert, their attorney-client privilege.

           10.5 REMEDIES. Purchaser agrees that money damages would not be sufficient remedy for any breach of this ARTICLE 10 by Purchaser or Purchaser's Representatives and that Sellers shall be entitled to specific performance and injunctive relief, without posting a bond or other security, as remedies for any such breach, in addition to all other remedies available at law or equity to Sellers.

           10.6 TERM. The covenants contained in this ARTICLE 10 shall survive until March 12, 2001.


                                   ARTICLE 11
                                  MISCELLANEOUS

           11.1 EXPENSES. Except as provided in the next two sentences, each party hereto shall bear its own expenses with respect to this transaction. Purchaser shall pay the fees of PW for its audit of the Audited Financial Statements and all fees of D&T. All sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed by any Governmental Authority in connection with the transfer and assignment of the Acquired Assets shall be split evenly between Purchaser and Sellers.

           11.2 AMENDMENT. This Agreement may be amended, modified or supplemented but only in writing signed by all parties hereto.

           11.3 BROKERS. Except for Schroder & Co. Inc., on behalf of Sellers (whose fees will be paid by Sellers) each of the parties hereto represents that no broker or finder has acted for it in connection with this Agreement or the transactions contemplated hereby.

           11.4 NOTICES. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of transmission if sent by telex, telecopy or other wire transmission (PROVIDED that a copy of such transmission is simultaneously posted in the manner provided in CLAUSE (C) below) or (c) three (3) calendar days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

           (a   If to Sellers addressed as follows:

                De La Rue plc
                6 Agar Street
                London, England
                WC2N 4DE
                Attention: Louise Fluker
                Facsimile: +44(0)171 02404224

                (and, after December 1, 1998, as follows:

                De La Rue plc
                De La Rue House
                Jays Close
                Viables
                Basingstoke, Hampshire
                RG22 4BS
                Attention: Louise Fluker
                Facsimile: +44(0)1256 351323)

                with a copy to (which shall not constitute notice hereunder) to:

                GoodSmith, Gregg & Unruh
                300 South Wacker Drive, Suite 3100
                Chicago, Illinois 60606
                Attention: Marilee C. Unruh
                Facsimile: (312) 322-0056

            (b   If to Purchaser, addressed as follows:

                Mosler, Inc.
                8509 Berk Boulevard
                Hamilton, Ohio 45012-0793
                Attention: Thomas J. Bell
                Facsimile: (513) 870-1012

                with a copy (which shall not constitute notice hereunder) to:

                Debevoise & Plimpton
                875 Third Avenue
                New York, New York
                Attention: Stephen R. Hertz
                Facsimile: (212) 909-6836

                with a copy (which shall not constitute notice hereunder) to:

                Kelso & Company
                320 Park Avenue
                New York, New York 10022
                Attention: James J. Connors, II
                Facsimile: (212) 223-2379

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

           11.5 BULK SALES LAWS. Subject to SECTION 8.2 (Indemnification by Sellers), the parties hereto waive compliance with Bulk Sales Laws in connection with the consummation of the transactions contemplated hereby.

           11.6 WAIVERS. The failure of a party hereto at any time or times to require performance of any provision hereto shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

           11.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           11.8 HEADINGS. The headings preceding the text of Articles and Sections of this Agreement and the Schedules and Exhibits are for convenience only and shall not be deemed part of this Agreement.

           11.9  APPLICABLE LAW; ETC.

           (a This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to the choice of law provisions of New York law), except with respect to matters of law concerning the internal corporate affairs of Sellers, Purchaser or their respective Affiliates, and as to those matters, the law of the jurisdiction under which the respective entity derives its powers shall govern.

           (b Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereto agrees that service of process in any action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the other parties hereto.

           (c EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE ADDITIONAL AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

           11.10 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that no assignment or other transfer shall be made without the prior written approval of each of the parties hereto; PROVIDED FURTHER that
(a) Purchaser may assign this Agreement to a wholly-owned subsidiary of Purchaser without Sellers' consent, but only so long as Purchaser remains liable for its obligations hereunder, (b) Purchaser may, without Sellers' consent, assign its rights (but not its obligations) under ARTICLE 8 to its financing source for the transaction contemplated by this Agreement (or for any refinancing thereof), and (c) no party hereto shall sell or otherwise transfer all or substantially all of its assets to any Person unless such Person assumes all obligations of such party under this Agreement, and any party may assign its obligations to such acquiring Person without the consent of the other parties hereto

           11.11 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and their respective Affiliates and no provision of this Agreement (including the provisions of ARTICLE 6 (Employees, Etc.; Nonsolicitation)) shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right.

           11.12 PAYMENT TERMS FOR INTERCOMPANY ACCOUNTS. Purchaser and Sellers agree that "intercompany" accounts payable or accounts receivable transferred to Purchaser hereunder shall be settled on the date that payment is required under
SECTION 3.1(b).

           11.13 ENTIRE UNDERSTANDING. This Agreement and the Additional Agreements set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. There have been no representations or statements, oral or written, that have been relied on by any party hereto except those expressly set forth in this Agreement and the Additional Agreements.

                                      * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                                  DE LA RUE SYSTEMS AMERICAS
                                  CORPORATION, a Massachusetts corporation

                                  By:    /S/  JOSEPH P. PATTON
                                  Name:  JOSEPH P. PATTON
                                  Title: PRESIDENT


                                  DE LA RUE CASH SYSTEMS INC., a
                                  Delaware corporation

                                  By:  /S/  JOSEPH P. PATTON
                                  Name:  JOSEPH P. PATTON
                                  Title: PRESIDENT


                                  MOSLER INC., a Delaware corporation

                                  By:  /S/  MICHEL RAPOPORT
                                  Name:  MICHEL RAPOPORT
                                  Title:  CHIEF EXECUTIVE OFFICER AND PRESIDENT